Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-180470 on Form S-8 of Cal-Maine Foods, Inc. of our report dated June 26, 2015, with respect to the financial statements and supplemental schedule of the Cal-Maine Foods KSOP as of and for the years ended December 31, 2014 and 2013, which are included in this annual report on Form 11-K.

/s/ Frost, PLLC

Little Rock, Arkansas

June 26, 2015